Exhibit 99.1

Sunshine Bancorp, Inc. Completes Acquisition of Community Southern Holdings, Inc.

Plant City, FL (June 30, 2015) - Sunshine Bancorp, Inc. (NASDAQ: “SBCP”) (“Sunshine”), the parent holding company of Sunshine Bank, today announced the completion of the acquisition of Community Southern Holdings, Inc. This merger places Sunshine Bank as one of the top community banks in deposit market share in the greater Tampa region.

“We are excited to have found a financial institution whose high-touch, high-care foundation and culture mirrors ours,” said Andrew S. Samuel, president and chief executive officer of Sunshine. “We look forward to continue serving our expanded customer base with uncompromising service and building a strong relationship-based community banking franchise.”

The transaction was announced on February 5, 2015, and all required regulatory and shareholder approvals were received earlier in the second quarter of 2015.

As a result of the merger, Sunshine’s network will include nine banking facilities, operating under the Sunshine Bank name, in Hillsborough, Orange, Pasco, and Polk counties.

Due to the timing of the closing Sunshine intends to delay its second quarter earnings press release to coincide with the filing of its Quarterly Report on Form 10-Q in August.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Sunshine undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

About Sunshine Bancorp, Inc.

Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. Sunshine Bank was first organized in 1954 in Plant City.  In 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Operations are conducted from the main office in Plant City, Florida and eight additional offices in Hillsborough, Orange, Pasco, and Polk Counties. Sunshine provides financial services to individuals, families and businesses primarily located in Hillsborough, Orange, Pasco, and Polk Counties, Florida. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit Sunshine’s website www.sunshinestatefederal.com.